Exhibit 10.13

OFFICER EMPLOYMENT AGREEMENT

This Officer Employment Agreement (the "Agreement") is made and entered into to be effective as of the 1st day of October, 2003, by and between WEBCO INDUSTRIES, INC., an Oklahoma corporation (hereinafter called the "Company"), and MIKE HOWARD (hereinafter called "Officer").

Recitals:

Officer has served as the Company's Senior Vice President Finance and Administration and Chief Financial Officer since January 1997. Officer and the Company desire to enter into this Agreement to state the terms and conditions of Officer's employment by the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises herein and intending to be legally bound, Officer and the Company agree as follows:

1. EMPLOYMENT OF OFFICER. The Company employs Officer to serve in the capacities of the Company's Senior Vice President Finance and Administration and Chief Financial Officer. Officer accepts his employment by the Company in the capacities stated and no others.

2. DUTIES. The Company and Officer recognize that it is not feasible to specify in detail all of the duties of Officer in his capacities as Senior Vice President Finance and Administration and Chief Financial Officer. In general terms, Officer will perform those duties which are commensurate and consistent with these positions as may reasonably be assigned to Officer by the CEO or COO of the Company and shall not have reporting responsibilities to any other person. Without limiting the generality of the foregoing, Officer shall attend and shall be entitled to participate in all meetings of the Company's Board and stockholders.

3. TERM. The term of this Agreement shall commence on October 1, 2003 and shall terminate on September 31, 2006 or earlier upon the occurrence of any of the following (herein called "Termination Events"):
(a) The mutual agreement of the parties;
(b) The voluntary resignation by Officer;
(c) Officer's death;
(d) Officer's "retirement", or "permanent disability";
(e) The involuntary termination of Officer by the Company other than for "Cause";
(f) The involuntary termination of Officer by the Company for "Cause";

4. COMPENSATION. During the term of this agreement, the Company agrees to pay Officer a base compensation ("Base Compensation") as recommended by the CEO and approved by the Compensation Committee and the Board, payable in biweekly installments and subject to federal and state withholding deductions required by law. Officer's Base Compensation may be increased from time to time by action of the Compensation Committee, but Officer's Base Compensation shall not be decreased below Officer's then current Base Compensation without Officer's consent. This paragraph shall not exclude Officer from receiving bonus compensation provided by the Company's Compensation Committee or Board of Directors, either for Officer individually or as a participant in a bonus pool. Additionally, this paragraph shall not exclude Officer from receiving stock grants, stock options or participating in any other employee benefit plan involving the Company's stock, as determined by the Company's Compensation Committee or by the Board.

5. EXPENSE REIMBURSEMENT. The Company will reimburse Officer for all out-of-pocket expenses incurred by Officer in the performance of Officer's service for the Company. The Company recognizes that Officer's participation in professional societies and civic organizations will enhance Officer's capabilities and the image of the Company in the local community. Accordingly, as a part of Officer's duties, the Company expects Officer to participate in professional society activities and civic club activities. The Company will reimburse Officer for professional society and civic club dues and will provide Officer with reasonable time off with pay to attend professional and civic club meetings.

6. FRINGE BENEFITS. The Company will provide Officer with the following "fringe benefits":
(a) Life Insurance. In addition to the group term life benefits provided to all employees of Company, Company will pay the premium cost of an additional $200,000 of term life insurance.
(b) Vacation. Fifteen (15) days per calendar year with full salary. Unused vacation days in any calendar year may not be carried over and used in any subsequent calendar year.
(c) Physical Examination. An annual complete physical examination by a physician of Officer's selection.
(d) Medical Insurance. Medical insurance for Officer and Officer's dependents with deductible and co-payment provisions that are consistent with the Company's general Medical Insurance Plan.
(e) Club Dues. Reimbursement for country club, Summit Club and Admirals Club (or other comparable clubs) memberships and dues.
(f) Automobile. The use of an automobile appropriate to Officer's position.
The foregoing shall not be exclusive and Officer shall be entitled to participate in all other employee benefits which Company extends to executive officer employees of the Company generally or to Officer individually.

7. TERMINATION BY MUTUAL AGREEMENT OR VOLUNTARY RESIGNATION BY OFFICER. In the event Officer's employment with the Company terminates by mutual agreement of the Company and Officer or Officer voluntarily resigns from the employment of the Company, this Agreement will terminate effective upon the date of Officer's termination of employment and Officer shall be entitled to receive his Base Compensation as then in effect and all other amounts due Officer under this Agreement through the date of such termination. In addition, but without duplication, Officer will be entitled to the standard benefits available to any employee who voluntarily terminates his or his employment with the Company as well as any other compensation and benefits as may be mutually agreed to in writing and approved by the Compensation Committee of the Board.

8. TERMINATION IN THE EVENT OF DEATH. In the event Officer's employment with the Company terminates by reason of the death of Officer, this Agreement will terminate effective upon the date of Officer's death and the legal representative of Officer shall be entitled to receive an amount equal to Officer's Base Compensation as then in effect and all other amounts due Officer under this Agreement through the date of such termination.

9. TERMINATION DUE TO OFFICER'S RETIREMENT OR PERMANENT DISABILITY. In the event Officer's employment with the Company terminates by reason of the "retirement" of Officer or the "permanent disability" of officer, this Agreement will terminate effective upon the date of such termination and Officer will be entitled to the following; provided that, Officer does not become an employee or consultant for any competitors of the Company during the respective period set forth below:
(a) Officer will receive non-discretionary bonuses for the 2 years immediately following his termination (inclusive of the bonus payable for the year in which such termination occurred) as if Officer was still employed by the Company.
(b) The Company will make one month's Cobra payment (or otherwise provide comparable insurance) on behalf of the Officer for each year Officer was employed by the Company in any capacity.
(c) Officer will receive his Base Compensation and other benefits under this Agreement for the first six (6) months of such disability.
(d) For purposes of this Agreement, the term "retirement" shall mean as such term is defined in the Company's policies and procedures from time to time in effect, or if no such policies and procedures are in effect, as such term is defined in the Social Security Act of 1935, as amended. The term "permanent disability" shall mean the inability of Officer to perform his duties under this Agreement due to physical or mental incapacity for a period of six (6) consecutive months or for a period of eight (8) months during any twelve consecutive month period.

10. INVOLUNTARY TERMINATION OF OFFICER OTHER THAN FOR CAUSE. In the event Officer's employment with the Company is terminated by the Company without "Cause"(as such term is defined below), this Agreement will terminate effective upon the date of such termination and Officer will be entitled to the following as long as Officer does not become an employee or consultant for any of the Company's competitors during the respective period:
(a) Officer will continue to receive his Base Compensation as in effect at the time of such termination for a period following such termination equal to the lesser of one month for each year Officer was employed by Company in any capacity or twelve (12) months.
(b) Officer will receive non-discretionary bonuses for the 2 years immediately following his termination (inclusive of the bonus payable for the year in which such termination occurred) as if he was still employed by the Company.
(c) The Company will provide one month's insurance, through Cobra or other comparable insurance, on behalf of Officer for each year Officer was employed by Company in any capacity.

11. TERMINATION FOR CAUSE. The Company may terminate Officer's employment with the Company for Cause. In the event Officer's employment with the Company is terminated by the Company "Cause", this Agreement will terminate effective upon such termination for Cause and Officer shall not be entitled to any of the benefits of this Agreement through the date of such termination or otherwise. For purposes of this Agreement, the Company shall have "Cause" to terminate the Officer's employment only on the basis of:
(a) The Officer's willful and continued failure to substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Officer by the Company's Board of Directors which specifically identifies the manner in which such Board of Directors believes that the Officer has not substantially performed his duties; or
(b) The Officer's willful engagement in conduct materially and demonstrably injurious to the Company.
For purposes of this subsection, no act or failure to act on Officer's part shall be considered "willful" unless done, or omitted to be done, by the Officer not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Officer shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Officer a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership (excluding Officer) of the Company's Board of Directors, at a meeting of the Board of Directors called and held for the purpose, finding that in the good faith opinion of the Board of Directors, Officer was guilty of conduct set forth in subsection (a) or (b) of this Section and specifying the particulars thereof in detail. If Officer believes that the Company does not have Cause to terminate Officer's employment, Officer may request, by written notice to the Company given within thirty (30) days from the date Officer a copy of the resolution referred to above, that the question of Cause to terminate Officer's employment be submitted to final and binding arbitration under the Oklahoma Arbitration Act. Pending the arbitration decision, Officer shall be entitled to receive all of Officer's benefits under this Agreement.

12. CHANGE IN CONTROL. The provisions of this paragraph will be "triggered" by a "Change in Control" of the Company. For the purpose of this paragraph, a "Change in Control" shall be deemed to have occurred if:
(a) There shall be consummated any consolidation, merger or sale of all or substantially all of the assets and business of the Company following which the holders of the Company's common stock immediately prior to such transaction own less than 80% of the combined voting power of the surviving entity immediately after such transaction; or
(b) The shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or
(c) Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, the F. William Weber Family or any employee benefit plan sponsored by the Company, shall become the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing either (i) 51% of the Company's common stock or (ii) a greater percentage of the Company's common stock than the aggregate percentage held or controlled by the F. William Weber Family.; or
(d) At any time during a period of two (2) consecutive years, individuals who, at the beginning of such period constituted the Board of Directors of the Company, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such (2) year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two (2) year period.
For the purpose of this paragraph, the term, "F. William Weber Family" shall mean, collectively, F. William Weber, Martha A. Weber, Dana S. Weber, Kimberly Weber Frank, Ashley Weber, and the lineal descendants of the persons above named.

In the event of a Change of Control as above defined, if the entity surviving such transaction does not offer comparable employment to Officer or takes an employment action adverse to Officer within one year of the effective date of the Change of Control, the Company or such survivor shall pay Officer a lump sum payment equal to: (1) three (3) times the Officer's "annual cash compensation" from the Company; plus (2) such amount as is necessary so that such payment is received net of any special or excise taxes imposed on the payment or on Officer under the Internal Revenue Code of 1986, as amended, or any similar provision of a subsequent revenue law. The term "annual cash compensation" shall mean the sum of: (x) Officer's annual Base Salary in effect at the time of the Change of Control; and (y) an amount equal to the highest annual bonus paid Officer in the three (3) calendar years preceding the Change of Control. The Change of Control payment shall be made within thirty (30) days after the Change of Control takes place, except that if Officer so elects by notice to the Company within fifteen (15) days after the Change of Control event, in lieu of the lump sum compensation payment, for a period of thirty-six (36) months from the date of Change of Control, Company shall pay Officer monthly an amount equal to one-thirty-sixth (1/36) of the total amount which, payable over such period in installments, would have compounded future value equal to the amount of the lump sum compensation payment, based on the prime interest rate, plus four (4) percentage points, of the Company's primary banking source at the date of the Change of Control.

13. SUCCESSOR TO THE COMPANY. Except in the event of a Change of Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Officer, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall be deemed to be a Change of Control event.

14. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (5) days after posting by U.S. Mail, certified, return receipt requested, postage prepaid as follows:

        IF TO COMPANY:
        WEBCO INDUSTRIES, INC.
        Attn: Chairman, Compensation Committee
        P.O. Box 100
        Sand Springs, OK. 74063

        IF TO OFFICER:
        MIKE HOWARD
        10127 S. 72nd E. Ave.
        Tulsa, OK 74133

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

16. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

18. LAWS GOVERNING. This Agreement has been entered into in the State of Oklahoma, and shall be construed, interpreted and governed in accordance with the laws of the State of Oklahoma without regard to the conflict of law provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement to become effective as of the date first above written.

"OFFICER":                                                       "COMPANY":
                                                                           WEBCO INDUSTRIES, INC.
/s/ Mike Howard                                                 By /s/ Brad Vetal
Mike Howard                                                      Brad Vetal
Senior Vice President Finance and                      Chairman, Compensation Committee
Administration, Chief Financial Officer